EXHIBIT 10.1
SUBLEASE
     SUBLEASE, dated as of the 10th of September, 2010 (the “Sublease”), between HARRIS INTERACTIVE INC., a Delaware corporation, having an office at 101 Merritt 7, Norwalk, Connecticut 06851 (“Sublessor”) and VERDE ENERGY USA, INC., a Delaware corporation, having an office at 101 Merritt 7, Norwalk, Connecticut 06851 (“Sublessee”).
W I T N E S S E T H:
     WHEREAS, by Lease, dated March 27, 2001, as amended by First Amendment of Lease dated January 21, 2005 and Second Amendment and Extension to Lease dated October 22, 2007, a copy of which is annexed hereto as Exhibit A (the “Master Lease”), by and between Merritt 7 Venture L.L.C. as landlord (the “Landlord”), and Sublessor as tenant, Landlord leased to Sublessor certain premises comprised of approximately 14,211 rentable square feet located on the third floor of the building (the “Building”) known as 101 Merritt 7 Corporate Park, Norwalk, Connecticut 06851 (the “Premises”); and
     WHEREAS, Sublessee desires to sublease from Sublessor a portion of the Premises comprised of approximately 3,500 rentable square feet shown in cross hatched shading on the floor plan annexed hereto as Exhibit B (the “Sublet Premises”), and Sublessor is willing to sublease the Sublet Premises upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Sublessor and Sublessee hereby agree as follows:
     1. Term; Sublet Premises. Sublessor hereby leases to Sublessee, and Sublessee hereby hires from Sublessor, the Sublet Premises, for a term commencing on the later to occur of (i) September 15, 2010 and (ii) the date of Landlord’s consent to this Sublease (the “Commencement Date”), and expiring at 12:00 p.m. on December 31, 2011 (the “Initial Term”), unless sooner terminated as provided herein. Sublessor will use good faith efforts and reasonable diligence to cause Landlord to provide its consent to this Sublease as soon as possible after the date of full execution of this Sublease. Notwithstanding the foregoing, if the Commencement Date does not occur by October 15, 2010, Sublessee shall have the right to terminate this Sublease upon written notice to Sublessor, and Sublessor shall promptly return all prepaid Rent and the Security Deposit to Sublessee. Sublessee shall have the option to extend the Initial Term for a term commencing as of January 1, 2012 and expiring at 12:00 p.m. on December 31, 2012 (the “Extended Term”), unless sooner terminated as provided herein, by giving Sublessor written notice of its exercise of such option no later than June 30, 2011. The Initial Term and, if applicable, the Extended Term are together referred to herein as the “Term” and the last day of the Term shall be referred to herein as the “Expiration Date”. The Sublet Premises shall be occupied and used by Sublessee only for purposes expressly permitted by the Master Lease, and for no other purpose. Sublessee shall use the Sublet Premises in strict compliance with the terms of this Sublease and the applicable terms of the Master Lease.

     2. Fixed Rent; Additional Rent
          (a) During the Initial Term, Sublessee shall pay to Sublessor on a monthly basis fixed rent (“Fixed Rent”) in the amount of $5,833.33 (which is calculated at the annual rate of $20.00 per gross leasable square foot). If applicable, during the Extended Term, Sublessee shall pay to Sublessor on a monthly basis Fixed Rent in the amount of $6,008.33 (which is calculated at the annual rate of $20.60 per gross leasable square foot). Any partial month shall be prorated on a per diem basis. Fixed Rent shall be paid in advance, without notice, set-off, counterclaim or abatement on the first day of each calendar month during the Term, except that Sublessee shall pay the Fixed Rent for the period from September 15, 2010 through October 31, 2010 in the amount of $8,750 simultaneously with its execution of this Sublease. If the Commencement Date occurs subsequent to September 15, 2010, then Sublessee shall receive a credit against the Fixed Rent payable for the month of November 2010 of $194.44 multiplied by the number of days from and including September 15, 2010 to but excluding the Commencement Date.
          (b) Sublessee shall pay to Sublessor additional rent (“Additional Rent”), as follows:
          (i) during the Term, Sublessee shall pay Sublessor $510.42 per month for electrical energy (which is calculated at the annual rate of $1.75 per gross leasable square foot), subject to adjustment in accordance with Article 24 of the Master Lease with respect to the Sublet Premises;
          (ii) beginning January 1, 2011 and continuing during the remainder of the Term, Sublessee shall pay Sublessor 24.63% of the increased amount, if any, of “operating expenses”, including real estate taxes, payable by Sublessor to Landlord pursuant to Article 26 of the Master Lease, utilizing the 2010 calendar year as the base year for the calculation. These increases to “operating expenses”, including real estate taxes, shall be in lieu of any increases in operating expenses or taxes payable by Sublessor as tenant under the Master Lease; and
          (iii) the full amount of any additional rent payable by Sublessor under the Master Lease by reason of Sublessee’s default, negligence, violation or wrongdoing hereunder or under the Master Lease, or Sublessee’s overtime usage of HVAC and/or requests for additional janitorial or other special services.
     All Additional Rent payments owed by Sublessee hereunder shall be paid within 10 days after billing therefor (which shall include reasonable supporting documentation) by Sublessor.
          (c) Sublessor shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Fixed Rent. The Base Rent and Additional Rent and all other sums due and payable by Sublessee pursuant to this Sublease are collectively referred to in this Sublease as “Rent”. Rent for any partial month during the Term shall be prorated based on the actual number of days in such partial month. All Rent shall be paid by

Sublessee without any abatement, deduction, counterclaim or setoff whatsoever, except to the extent that Sublessor is entitled to an abatement or deduction under the Master Lease with respect to the Sublet Premises. All Rent shall be paid by company check delivered to the following address or at such other place as Sublessor may designate in writing from time to time in accordance with Section 14 hereof: Harris Interactive Inc., Attention: Kimberly DeYoung, 60 Corporate Woods, Rochester, New York 14623. If any Rent shall not be paid on or before the tenth day after the due date thereof, Sublessee shall, in addition thereto, pay a late charge of 5% of the overdue payment. If any amount payable by Sublessee shall be determined after the termination of this Sublease, such amount shall nevertheless be payable by Sublessee in the same manner as if this Sublease had not terminated.
     3. Security Deposit. Simultaneously with execution of this Sublease, Sublessee shall deposit with Sublessor the sum of $17,499.99, as a security deposit (the “Security Deposit”). The Security Deposit shall be considered as security for the payment and performance by Sublessee of all of Sublessee’s obligations, covenants, conditions and agreements under this Sublease. Within thirty (30) days after the expiration or earlier termination of the Term, Sublessor shall return the Security Deposit to Sublessee, less such portion thereof as Sublessor shall have appropriated to satisfy any default by Sublessee under this Sublease, and shall also deliver within such time (whether or not any portion of the Security Deposit is being returned), a written report specifying in reasonable detail and with reasonable supporting documentation the alleged default by Sublessee and the alleged damages incurred by Sublessor as a result thereof. In the event of any default by Sublessee hereunder during the Term beyond any applicable notice and cure period, Sublessor shall have the right, but shall not be obligated, to apply all or any portion of the Security Deposit to cure such default, in which event Sublessee shall be obligated to promptly deposit with Sublessor the amount necessary to restore the Security Deposit to its original amount.
     4. Sublessor’s Right to Cure. If Sublessee fails to make any payment or shall default in the performance of any term, covenant, condition or provision of this Sublease that involves an expenditure of money by Sublessee beyond any applicable notice and cure period, Sublessor, at Sublessor’s sole option, may make such payment or expend such sums as may be necessary to perform and fulfill such term, covenant, condition or provision. In such event, Additional Rent shall include, also, on demand, the entire amount of Sublessor’s expenditure or payment and any and all costs of any kind (including, without limitation, reasonable attorneys’ fees) as may be necessary to perform and fulfill such term, covenant, condition or provision, together with interest on the entire amount thereof at an annual rate equal to the lesser of (a) 12% or (b) the highest rate permitted by applicable law, which shall accrue from the date of demand therefor from Sublessor.
     5. Condition of Sublet Premises; Furniture. Sublessee has inspected the Sublet Premises, knows the condition thereof, and agrees to accept the same “AS IS” on the Commencement Date, except that Sublessor shall deliver the Sublet Premises vacant and broom clean. Sublessee acknowledges that Sublessor has made no warranties or representations whatsoever with respect to the Sublet Premises, and Sublessee agrees that Sublessor has no obligation to alter or repair the Sublet Premises or to prepare the same in any way for Sublessee’s occupancy or use. At no additional cost to Sublessee, Sublessee shall have the right to use certain furniture located in the Sublet Premises, which shall be set forth in an inventory list to be reasonably agreed to by both Sublessee and Sublessor in writing on or prior to the Commencement Date (the “Furniture”). Sublessee shall be responsible for the cost of any repair or replacements of the Furniture damaged or destroyed during the Term or otherwise not returned to Sublessor at the end of the Sublease, reasonable wear and tear, damage by fire or other casualty and damage or repairs for which Landlord is responsible, excepted. Sublessee acknowledges and agrees that the Furniture is in good condition and agrees to return the same in such condition at the end of the Term, subject only to reasonable wear and tear, damage by fire or other casualty and damage or repairs for which Landlord is responsible.
     Notwithstanding the foregoing, Sublessor represents and warrants to Sublessee as of the date hereof, as follows: (a) attached hereto as Exhibit A is a complete copy of the Master Lease, including all supplements, modifications, amendments, renewals and extensions thereof; (b) the Master Lease is the only agreement between Sublessor and Landlord with respect to the Premises, is in full force and effect, and has not been supplemented, modified, amended, renewed or extended except as set forth in Exhibit A; (c) Landlord is not known by Sublessor to be in breach of any of the terms and conditions of the Master Lease, and Sublessor does not know of any facts or circumstances which, with the giving of notice and/or the passage of time, or both, would constitute a breach of the terms and conditions of the Master Lease by Landlord; (d) to Sublessor’s knowledge, Sublessor is in compliance with its obligations under the Master Lease, is not in breach or default thereunder (and no event or condition exists which, with the giving of notice and/or the passage of time, or both, could become such a breach or default) and has made all rental and other payments due and payable under the Master Lease as of the date hereof; and (e) Sublessor has no actual knowledge of any structural alterations required under Section 9.01 of the Master Lease.
     6. Incorporation of Master Lease
          (a) The parties agree that this Sublease shall specifically incorporate all of the terms, covenants, conditions and provisions of the Master Lease, except Articles 2, 29, 36, 37 and 38 and Section 19.01 (second paragraph beginning with the second sentence, but only as between Sublessor and Sublessee), and such as by their nature or purpose are inapplicable to or inconsistent with the subleasing of the Sublet Premises, and Sublessor shall have all of the rights and obligations of Landlord under the Master Lease, except as provided in Section 7 below and except such obligations as by their nature or purpose are inapplicable to or inconsistent with the subleasing of the Sublet Premises or are clearly intended to be performed solely by Landlord. The incorporation of the fixed rent and additional rent provisions of the Master Lease shall not be deemed to require Sublessee to make double payments of Fixed Rent or Additional Rent, and Fixed Rent and Additional Rent shall be determined and paid solely in accordance with Section 2 of this Sublease.
          (b)(1) Sublessee shall (i) refrain from doing or causing to be done, or suffering or permitting any thing or act to be done, which would constitute a default under the Master Lease or might cause the Master Lease or the rights of Sublessor, as tenant under the Master Lease, to be cancelled, terminated, forfeited or surrendered, or which would or might make Sublessor liable for any damages, claims or penalty, and (ii) indemnify and hold Sublessor harmless from and against any loss, cost, liability, claim, damage or expense (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising out of Sublessee’s failure to perform Sublessor’s obligations under the Master Lease and required to be performed by Sublessee as provided herein. Sublessor may exercise all of the rights, privileges, claims, powers and remedies with respect to the Sublet Premises reserved to Landlord under the Master Lease, to the same extent as if fully set forth herein at length.
          (b)(2) Sublessor shall (i) refrain from doing or causing to be done, or suffering or permitting any thing or act to be done, which would constitute a default under the Master Lease or might cause the Master Lease or the rights of Sublessor, as tenant under the Master Lease, to be cancelled, terminated, forfeited or surrendered, but solely as the Master Lease or such rights pertain to the Sublet Premises, or which would or might make Sublessee liable for any damages, claims or penalty, and (ii) indemnify and hold Sublessee harmless from and against any loss, cost, liability, claim, damage or expense (including, without limitation, reasonable attorneys’ fees) incurred in connection with or arising out of Sublessor’s failure to perform Sublessor’s obligations under the Master Lease and not required to be performed by Sublessee as provided herein.
          (c) Except as otherwise provided in this Sublease, Sublessee shall have all of the rights, privileges, claims, powers, obligations, and remedies of a tenant under the Master Lease, as such rights pertain to the Sublet Premises. If there shall be any inconsistency between the Master Lease and the other provisions of this Sublease, such other provisions of this Sublease shall govern. Notwithstanding the foregoing, any reference to the Master Lease without reference to any specific provision of the Master Lease shall mean all terms, covenants, conditions and provisions of the Master Lease.
     7. Matters Affecting Landlord. Sublessor shall have no responsibility of any kind whatsoever for any default of or by Landlord under the Master Lease or for the furnishing to Sublessee or to the Sublet Premises or common or other areas of or appurtenant to the Building (“Other Areas”) of any services of any kind whatsoever which Landlord is required to furnish to Sublessor or to the Sublet Premises or Other Areas under the Master Lease. In furtherance (and without limitation) of the foregoing, Sublessee agrees that Sublessor shall have no obligation to furnish heat, air conditioning, electricity, and/or any Building services of any kind whatsoever, and that Sublessor shall not be obligated to make any repairs or restorations of any kind whatsoever in the Sublet Premises or Other Areas. Sublessee agrees to look solely to Landlord for any services, repairs and/or work of any kind whatsoever to be furnished to the Sublet Premises or Other Areas. In the event of a breach by Landlord of a term of the Master Lease, Sublessor’s sole obligation shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach.

     8. Subordination. This Sublease and all rights of Sublessee hereunder are and shall be subject and subordinate to the Master Lease and to all mortgages, ground leases, leasehold mortgages, encumbrances, covenants, restrictions and other rights, if any, to which the Master Lease and the Sublessor’s interest therein are subject and subordinate. Sublessee may not (a) assign, transfer, mortgage, pledge or encumber this Sublease or any of its rights hereunder, except in accordance with Section 25 of the Master Lease and Section 11 hereof, or (b) sublet, suffer or permit the Sublet Premises or any part thereof to be used or occupied by others, without the prior written consent of Sublessor, except in accordance with Section 25 of the Master Lease and Section 11 hereof, and, if Sublessor, in its sole discretion, shall reasonably determine the same to be necessary or appropriate, the consent of the Landlord. Sublessee also is subject to any amendments to the Master Lease or supplemental agreements hereafter made between Landlord and Sublessor, provided that any such amendments and/or supplemental agreements do not substantially and adversely affect Sublessee or its use or enjoyment of the Sublet Premises on the terms set forth herein in all material respects.
     9A. Indemnification. Sublessee agrees not to do or permit to be done any act or thing or neglect to take any such action which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Master Lease or which will make Sublessor liable for any damages, claims, fines, costs, or penalties under the Master Lease. Sublessee agrees to indemnify Sublessor and hold Sublessor harmless from and against all loss, liability, obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonable attorneys’ fees), whensoever asserted or occurring, which Sublessor may incur or pay out, or which may be asserted against Sublessor (a) by reason of any failure of or by Sublessee to perform or comply with any and all of the terms, covenants, conditions and provisions of this Sublease, (b) by reason of any breach or violation by (or caused by) Sublessee of the terms, covenants, conditions and provisions of the Master Lease, (c) by reason of any work or thing of whatsoever kind done in, on, or about the Sublet Premises, the Building or the property on which the Building is located by Sublessee’s employees, contractors, agents, or licensees (including, but not limited to, construction alterations, repairs, or similar acts of any kind whatsoever, and whether or not authorized by this Sublease), (d) by reason of any negligence or willful act or omission of Sublessee or Sublessee’s employees, contractors, agents, or licensees, (e) by reason of the use or occupancy or manner of use or occupancy of the Sublet Premises, the Building or the property on which the Building is located by Sublessee or any person claiming through or under Sublessee, (f) by reason of any injuries to persons or property occurring in, on, or about the Sublet Premises, the Building or the property on which the Building is located caused by Sublessee, its employees, contractors, agents, or licensees, or (g) by reason of any special services which Sublessee may order directly from Landlord with respect to the Sublet Premises.
     9B. Indemnification. Sublessor agrees not to do or permit to be done any act or thing or neglect to take any such action which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Master Lease or which will make Sublessee liable for any damages, claims, fines, costs, or penalties under the Master Lease. Sublessor agrees to indemnify Sublessee and hold Sublessee harmless from and against all loss, liability, obligation, damage, penalty, cost, charge and expense of any kind whatsoever (including, but not limited to, reasonable attorneys’ fees), whensoever asserted or occurring, which Sublessee may incur or pay out, or which may be asserted against Sublessee (a) by reason of any failure of or by Sublessor to perform or comply with any and all of the terms, covenants, conditions and provisions of this Sublease and not required to be performed or complied with by Sublessee as provided herein, (b) by reason of any breach or violation by (or caused by) Sublessor of the terms, covenants, conditions and provisions of the Master Lease, (c) by reason of any work or thing of whatsoever kind done in, on, or about the Sublet Premises, the Building or the property on which the Building is located by Sublessor’s employees, contractors, agents, or licensees (including, but not limited to, construction alterations, repairs, or similar acts of any kind whatsoever, and whether or not authorized by this Sublease), (d) by reason of any negligence or willful act or omission of Sublessor or Sublessor’s employees, contractors, agents, or licensees, (e) by reason of the use or occupancy or manner of use or occupancy of the Sublet Premises, the Building or the property on which the Building is located by Sublessor or any person claiming through or under Sublessor, or (f) by reason of any injuries to persons or property occurring in, on, or about the Sublet Premises, the Building or the property on which the Building is located caused by Sublessor, its employees, contractors, agents, or licensees. For the avoidance of doubt, for purposes of this Section 9.B., neither Sublessee nor any of its employees, contractors, agents, or licensees shall be deemed an employee, contractor, agent, or licensee of Sublessor.
     10. Quiet Enjoyment. Upon observing the terms, covenants, conditions and provisions of this Sublease, Sublessee shall and may, subject to the provisions of the Master Lease, lawfully and quietly hold and enjoy the Sublet Premises during the Term without hindrance, ejection, molestation or interruption. The foregoing notwithstanding, if the Master Lease terminates or is terminated for any reason whatsoever prior to the date on which this Sublease is scheduled to expire, this Sublease shall thereupon terminate. Sublessor shall not be liable to Sublessee by reason of any such termination and thereafter shall have no further obligations to Sublessee hereunder, unless such termination was due to the fault of Sublessor.
     11. Assignment and Subletting. Except as otherwise provided in Article 25 of the Master Lease and this Section 11, Sublessee shall not have the right to assign this Sublease or to sublet the whole or any part of the Sublet Premises without the prior written consent of Sublessor in each and every instance. Sublessor is aware that Sublessee is contemplating a corporate reorganization that would create a holding company structure, in which Sublessee would be a wholly-owned subsidiary of a limited liability company and other wholly-owned subsidiaries of the holding company would be created to operate in specific states or to serve other specific functions. To the extent that such corporate reorganization occurs during the Term, Sublessor shall not unreasonably withhold its consent to an assignment or sublet of this Sublease by Sublessee to any such wholly-owned subsidiary or holding company. Sublessor shall have the right, in its discretion, to refuse to grant its consent to any other assignment or sublet of this Sublease. Any sublet or assignment of this Sublease shall be subject and subordinate to this Sublease. No assignment shall be valid or effective unless and until the assignee or subletting party shall have delivered to Sublessor an instrument, in form reasonably satisfactory to Sublessor, pursuant to which the assignee or subletting party assumes the due observance and performance of all of the obligations of Sublessee hereunder from and after the date of such assignment or sublet. Sublessee covenants and agrees that notwithstanding any assignment or sub-subletting to any assignee or subletting party and/or acceptance of Rent by Sublessor from any assignee or subletting party, Sublessee shall and will remain fully liable for the payment of the Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Sublease on the part of Sublessee to be performed.
     12. Surrender of Sublet Premises. Upon the Expiration Date, Sublessee shall peaceably and quietly leave and surrender to Sublessor the Sublet Premises broom clean and in good condition and state of repair, reasonable wear and tear, damage by fire or other casualty and damage and repairs for which Landlord is responsible, excepted. Sublessee shall not be required to remove any alterations or improvements located in the Sublet Premises, which were made prior to the Commencement Date, upon the expiration of the Term or to perform any other restoration requirements set forth in the Master Lease, except to the extent that any such restoration requirement is caused by the acts or omissions of Sublessee.
     13. Waiver of Redemption and of Jury Trial. To the extent permitted by law, Sublessee hereby waives service of notice of intention to re-enter. To the full extent now or hereafter permitted by law, Sublessee and Sublessor waive trial by jury in any action or proceeding brought by either against the other with respect to the Sublet Premises or to any matter pertaining to this Sublease.
     14. Notices. All notices, requests, demands, elections, consents, approvals and other communications hereunder (“Notices”) must be in writing and addressed (or at any other address which either party may designate by Notice):
If to Sublessee:
Verde Energy USA, Inc.
101 Merritt 7
Norwalk, Connecticut 06851
Attn.: CEO
With a copy to:
Stephen J. Geissler, Esq.
68 Warren Glen
Burlington, CT 06013
If to Sublessor:
Harris Interactive Inc.
60 Corporate Woods
Rochester, New York 14623
Attn.: Kimberly DeYoung, VP, US Controller
With a copy to:
Harris Interactive Inc.
161 Sixth Avenue
4th Floor
New York, New York 10013
Attn.: Marc H. Levin, EVP, General Counsel & Corporate Secretary

Any Notice required by this Sublease to be given or made within a specified period of time, or on or before a date certain, shall be deemed duly given or made only if sent by certified mail, return receipt requested, and postage and registry fees prepaid, or by overnight courier (e.g. Federal Express). A Notice sent by certified mail (as above) shall be deemed given 3 business days following the date of mailing. All other Notices shall be deemed given when received. A Notice may be given by a party or such party’s attorney at law. Sublessor agrees to forward to Sublessee, promptly upon receipt thereof by Sublessor, a copy of each notice of default received by Sublessor in its capacity as tenant under the Master Lease.
     15. Insurance. Sublessee shall obtain and keep in full force and effect during the Term, at its own cost and expense, to protect Sublessor, Landlord, Sublessee and any of their respective agents, as insureds, commercial general liability insurance with respect to the Sublet Premises and insurance for Sublessee’s property in each instance in amounts determined by Sublessee, but no less than the amounts shown on Exhibit C annexed hereto.
     16. Parking and Signage. Sublessee shall be entitled to use the Sublessor’s non-reserved parking spaces in the parking area pursuant to Article 30 of the Master Lease. Sublessee may, at Sublessee’s expense, place its name on the door to the Sublet Premises and in the Building directory, provided that Sublessee complies with all terms and conditions of the Master Lease in so doing (including obtaining Landlord’s prior written consent if required).
     17. Miscellaneous. This Sublease shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut. This Sublease embodies the entire agreement and understanding between the parties relating to the subject matter hereof. This Sublease may not be modified or amended or any term or provision hereof waived or discharged except in a writing, signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. All the terms of this Sublease, whether so expressed or not, shall be binding upon the respective successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. The headings of this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning thereof. This Sublease may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. In the event that any provision of this Sublease is deemed to be invalid or unenforceable for any reason, this Sublease shall be construed as not containing such provision, and the invalidity or unenforceability thereof shall not render any other provision of this Sublease invalid and unenforceable.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Sublease has been duly executed as of the day and year first hereinabove written.

HARRIS INTERACTIVE INC.
By:	/s/ Marc H. Levin
	Name:	Marc H. Levin
	Title:	EVP, General Counsel & Corporate Secretary

VERDE ENERGY USA, INC.
By:	/s/ Thomas FitzGerald
	Name:	Thomas FitzGerald
	Title:	President and CEO

EXHIBIT A
COPY OF MASTER LEASE

EXHIBIT B
SUBLET PREMISES

EXHIBIT C
INSURANCE

GENERAL LIABILITY

GENERAL AGGREGATE LIMIT	$2,000,000

PRODUCTS/COMPLETED OPERATIONS AGGREGATE LIMIT	$2,000,000

EACH OCCURRENCE LIMIT	$1,000,000

ADVERTISING INJURY AND PERSONAL INJURY AGGREGATE LIMIT	$1,000,000

DAMAGE TO PREMISES RENTED TO YOU LIMIT	$1,000,000

MEDICAL EXPENSES LIMIT	$10,000